Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 2, 2017
Contacts:	Kevin McPhaill, President, CEO
Mike Olague, EVP Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
NASDAQ Symbol:	BSRR
Website Address:	www.bankofthesierra.com www.sierrabancorp.com

Sierra Bancorp Completes Acquisition of OCB Bancorp, Parent of Ojai Community Bank

Porterville, CA – Sierra Bancorp (NASDAQ:BSRR), the holding company of Bank of the Sierra, announced today the completion of its acquisition of OCB Bancorp (OTC:OJCB), the parent of Ojai Community Bank, headquartered in Ventura County, through the merger of OCB Bancorp with and into Sierra Bancorp. Pursuant to the terms of the acquisition agreement dated April 24, 2017, Ojai Bancorp shareholders received aggregate merger consideration of approximately $35.8 million, primarily in the form of shares of Sierra Bancorp common stock based on a volume-weighted average price of $25.20 per Sierra Bancorp share. The exchange ratio for the transaction is 0.55511 shares of Sierra Bancorp stock for each share of OCB Bancorp stock. Immediately following the acquisition, OCB Bancorp’s wholly-owned subsidiary, Ojai Community Bank, was merged into Bank of the Sierra. Bank of the Sierra now has $2.3 billion in assets and operates 39 full-service branches, as well as an online branch, real estate industries center, an agricultural credit center, and an SBA center.

This acquisition serves as an excellent opportunity for customers, employees, and shareholders of OCB to take advantage of a wider variety of products and services as well as the convenience of Bank of the Sierra’s growing network of branches and ATMs throughout Central and Southern California.

Kevin McPhaill, President and CEO of Bank of the Sierra expressed his enthusiasm, “We are excited to welcome the employees and customers of Ojai Community Bank, and each of its divisions, to Bank of the Sierra. Many thanks to the teams from both banks who have worked tirelessly to ensure a smooth transition for our new customers in Ventura and Santa Barbara counties.”

Advisors

Sierra Bancorp was advised in the transaction by Keefe, Bruyette & Woods, A Stifel Company, as financial advisor and King, Holmes, Paterno & Soriano, LLP as legal counsel. OCB Bancorp was advised in the transaction by FIG Partners, LLC, as financial advisor and Loren P Hansen, APC as legal counsel.

About Sierra Bancorp & Bank of the Sierra

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 40th year of operations and is the largest independent bank headquartered in the South

San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services via 39 full-service branches located throughout California’s South San Joaquin Valley and neighboring communities, on the Central Coast, and in Southern California locations including the Santa Clara Valley. We also maintain an online branch, and provide specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Sierra Bancorp intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The ability of Sierra Bancorp to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material effect on the operations and future prospects of Sierra Bancorp include, but are not limited to: the businesses of Bank of the Sierra and the former Ojai Community Bank may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Bank of Sierra’s market areas; its implementation of new technologies; its ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and other risk factors detailed from time to time. Sierra Bancorp undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.